Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2014 (except for Note 18, as to which the date is September 12, 2014), with respect to the combined consolidated financial statements of Diamondback Energy, Inc. as subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in this Current Report of Diamondback Energy, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Diamondback Energy, Inc. on Form S-3 (File No. 333-192099), on Form S-8 (File No. 333-188552) and on Form S-4, as amended (File No. 333-194567).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
September 12, 2014